       As filed with the Securities and Exchange Commission on June 7, 1996
                                                     Registration No. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                               ------------------

                                       FORM S-8
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                               ------------------

                                FOREST OIL CORPORATION
                (Exact name of registrant as specified in its charter)

          NEW YORK                                  25-0484900
(State or other jurisdiction of                  (I.R.S. Employer
incorporation or organization)                   Identification No.)

                                    1600 BROADWAY
                                      SUITE 2200
                                DENVER, COLORADO 80202

             (Address of principal executive offices, including zip code)


                               ------------------

                     FOREST OIL CORPORATION STOCK INCENTIVE PLAN
             (FORMERLY THE FOREST OIL CORPORATION 1992 STOCK OPTION PLAN)
                               (Full title of the plan)

                                  DANIEL L. MCNAMARA
                           CORPORATE COUNSEL AND SECRETARY
                                FOREST OIL CORPORATION
                                    1600 BROADWAY
                                      SUITE 2200
                               DENVER, COLORADO  80202
                       (Name and address of agent for service)

                                    (303) 812-1400
            (Telephone number, including area code, of agent for service)


                                      COPIES TO:

                                    Alan P. Baden
                                Vinson & Elkins L.L.P.
                                2300 First City Tower
                                  1001 Fannin Street
                              Houston, Texas  77002-6760


                           CALCULATION OF REGISTRATION FEE


- --------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------

  Title of                        Amount         Proposed              Proposed              Amount of
securities to be                  to be      maximum offering       maximum aggregate      Registration
  registered                   registered    price per share (1)     offering price (1)        Fee (1)
- --------------------------------------------------------------------------------------------------------
Common Stock,                  2,615,758        $12.75              $33,350,915             $11,500
Par Value $.10 Per Share
- --------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------


(1) Estimated, solely for purposes of calculating the registration fee and in accordance with Rule 457, at the average of the high and low prices reported on the Nasdaq National Market on June 4, 1996.

                                       PART II
                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.       INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents which have been filed with the Securities and Exchange Commission (the "Commission") by Forest Oil Corporation, a New York corporation (the "Company"), are incorporated herein by reference and made a part hereof:

    (a)  Annual Report on Form 10-K for the fiscal year ended December 31,
         1995;

    (b)  Report on Form 8-K dated as of January 3, 1996;

    (c)  Report on Form 8-K/A dated as of January 3, 1996;

    (d)  Report on Form 8-K dated as of January 25, 1996;

    (e)  Report on Form 8-K dated as of February 6, 1996;

    (f)  Report on Form 8-K/A dated as of April 15, 1996;

    (g)  Report on Form 8-K dated as of February 15, 1996;

    (h) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996; and

    (i) Description of the Common Stock contained in the Company's Registration Statement on Form S-2 (Registration Statement No. 33-64949).

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.       DESCRIPTION OF SECURITIES.

    Not applicable.

ITEM 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Not applicable.

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Sections 721 through 725 of the Business Corporation Law of the State of
New York (the "BCL"), in which Forest Oil Corporation is incorporated, permit New York corporations, acting through their boards of directors, to extend broad protection to their directors, officers and other employees by way of indemnity and advancement of expenses. These sections (1) provide that the statutory indemnification provisions of the BCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not entitled, (2) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors or an agreement providing for indemnification and advancement of expenses, (3) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, (4) eliminate the requirement for mandatory statutory indemnification that the indemnified party be "wholly" successful and (5) provide for the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately
determined not to be entitled to indemnification.   Section 726 of the BCL
permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted. Essentially, the amended BCL allows corporations to provide for indemnification of directors, officers and employees except in those cases where a judgment or other financial adjudication adverse to the indemnified party establishes that the acts were committed in bad faith or were the result of active and deliberate dishonesty or that the indemnified party personally gained a financial profit or other advantage to which he was not legally entitled.

    Article IX of the By-laws of Forest Oil Corporation contains very broad indemnification provisions which permit the corporation to avail itself of the amended BCL to extend broad protection to its directors, officers and employees by way of indemnity and advancement of expenses. It sets out the standard under which the Company will indemnify directors and officers, provides for reimbursement in such instances, for the advancement or reimbursement for expenses reasonably incurred in defending an action, and for the extension of indemnity to persons other than directors and officers. It also establishes the manner of handling indemnification when a lawsuit is settled. It is not intended that this By-law is an exclusive method of indemnification.

    Article IX of the By-laws may only be amended prospectively. In addition, the Company cannot, except by elimination or amendment of such section of the By-laws, limit the rights of any indemnified person to indemnity or advancement of expenses provided in accordance with this By-law. It also permits the indemnified person to sue the Company for indemnification, shifting the burden of proof to the Company to prove that the indemnified person has not met the standards of conduct required for indemnification and requires the Company to pay the costs of such suit if the indemnified person is successful.

    The Restated Certificate of Incorporation of the Company limits the personal liability of the Company's directors to the fullest extent permitted under the BCL.

    Additionally, the BCL was amended in 1987 to allow New York corporations to limit or eliminate director's liability for certain breaches of duty. The Restated Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its shareholders for damages for any breach of duty in such a capacity unless a judgment or other final adjudication adverse to the director establishes that:

    (a) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; or

    (b) the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled; or

    (c)  the director's acts violated Section 719 of the BCL.

    A director's liability for any act or omission prior to the adoption of the amendment to the BCL to eliminate director's liability for certain breaches of duty shall not be eliminated or limited by virtue thereof and any repeal or modification of the foregoing provisions of, or the adoption of any provision of, the Restated Certificate of Incorporation inconsistent with the BCL shall not adversely affect any right, immunity or protection of a director existing thereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification or the adoption of such inconsistent provision.

    If the BCL is subsequently amended to permit the further elimination or limitation of the personal liability of a director, then the liability of the director shall be eliminated or limited to the fullest extent permitted by the BCL as so amended.

    The Company has insurance coverage which protects directors and officers of Forest Oil Corporation and its subsidiaries against judgments, settlements and legal costs incurred because of actual or alleged errors or omissions in connection with their activities as directors or officers of Forest Oil Corporation and its subsidiaries. One of the policies is a Directors and Officers Liability and Corporation Reimbursement Policy, which covers the period July 25, 1995 to July 25, 1996. Where Forest Oil Corporation or its subsidiaries indemnifies covered directors and officers, Forest Oil Corporation is responsible for a $500,000 deductible per loss for securities claims and $250,000 for other claims. The maximum annual cumulative policy limit is $20 million.

    The Company also has Pension Trust Liability Coverage as respects Forest Oil Corporation Pension Trust and the Retirement Savings Plan. It covers legal liability and defense of Plan sponsors and fiduciaries for certain claims based upon actual or alleged Breach of Fiduciary Duty (as defined in the policy) as respects the covered benefit plans. The coverage limit is $10 million (annual cumulative policy limit) and is subject to a deductible of $100,000 for each loss when indemnifiable by Forest Oil Corporation and its subsidiaries.

    These policies contain exclusions commonly found in such insurance policies including, but not limited to, exclusions for claims based on fines and penalties imposed by law or other matters deemed uninsurable by law, claims brought by one insured against another insured, claims based upon or attributable to an officer or director gaining any personal profit or advantage to which he or she is not legally entitled, adjudicated acts of active or deliberate dishonesty and claims based upon attempts (whether alleged or actual, successful or unsuccessful) by persons to acquire securities of the Company against the opposition of the Company's Board of Directors and in connection with which the Company acquires its securities from such persons at a price not available to all other shareholders or gives consideration to such persons to terminate such attempts. Also excluded are those attempts (whether alleged or actual, successful or unsuccessful) by the Company to acquire its securities at a premium over the then existing market price other than pursuant to an offer to all of the holders of that class.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person thereof in connection with the securities being registered (and the Securities and Exchange Commission is still of the same opinion), the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED.

    Not applicable.

ITEM 8.       EXHIBITS.

3.1.1 Restated Certificate of Incorporation of Forest Oil Corporation dated October 14, 1993, incorporated herein by reference to Exhibit 3(i) to Form 10-Q for Forest Oil Corporation for the quarter ended
         September 30, 1993 (File No. 0-4597).

3.1.2 Certificate of Amendment of the Restated Certificate of Incorporation dated as of July 20, 1995, incorporated herein by reference to
         Exhibit 3(i)(a) to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 1995 (File No. 0-4597).

3.1.3 Certificate of Amendment of the Restated Certificate of Incorporation dated as of July 26, 1995, incorporated herein by reference to
         Exhibit 3(i)(b) to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 1995 (File No. 0-4597).

3.1.4 Certificate of Amendment of the Restated Certificate of Incorporation dated as of January 5, 1996, incorporated herein by reference to
         Exhibit 3(i)(c) to the Company's Registration Statement on Form S-2 (Registration No. 33-64949).

3.2.1 Restated By-Laws of Forest Oil Corporation as of May 9, 1990, Amendment No. 1 to By-Laws dated as of April 2, 1991, Amendment No. 2 to By-Laws dated as of May 8, 1991, Amendment No. 3 to By-Laws dated as of July 30, 1991, Amendment No. 4 to By-Laws dated as of
         January 17, 1992, Amendment No. 5 to By-Laws dated as of March 18, 1993 and Amendment No. 6 to By-Laws dated as of September 14, 1993, incorporated herein by reference to Exhibit 3(ii) to Form 10-Q for Forest Oil Corporation for the quarter ended September 30, 1993 (File No. 0-4597).

3.2.2 Amendment No. 7 to By-Laws dated as of December 3, 1993, incorporated herein by reference to Exhibit 3(ii)(a) to Form 10-K for Forest Oil Corporation for the year ended December 31, 1993 (File No. 0-4597).

3.2.3 Amendment No. 8 to By-Laws dated as of February 24, 1994, incorporated herein by reference to Exhibit 3(ii)(b) to Form 10-K for Forest Oil Corporation for the year ended December 31, 1993 (File No. 0-4597).

3.2.4 Amendment No. 9 to By-Laws dated as of May 15, 1995, incorporated herein by reference to Exhibit 3(ii)(c) to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 1995 (File No. 0-4597).

3.2.5 Amendment No. 10 to By-Laws dated as of July 27, 1995, incorporated herein by reference to Exhibit 3(ii)(d) to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 1995 (File No. 0-4597).

3.2.6 Rights Agreement between Forest Oil Corporation and Mellon Securities Trust Company, as Rights Agent dated as of October 14, 1993, incorporated herein by reference to Exhibit 4.3 to Form 10-Q for Forest Oil Corporation for the quarter ended September 30, 1993
         (File No. 0-4597).

*4.1     Forest Oil Corporation Stock Incentive Plan.

*5.1     Opinion of Daniel L. McNamara, Esq.

*23.1    Consent of KPMG Peat Marwick LLP.

*23.2    Consent of Price Waterhouse.

*24.1    Powers of Attorney.

- -----------------------------
*   Filed herewith.

                                     UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 7 day of June, 1996.

                             FOREST OIL CORPORATION



                             By:/s/DANIEL L. MC NAMARA
                                 ------------------------------------------
                                  Daniel L. McNamara
                                  Corporate Counsel and Secretary


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 7, 1996.


    SIGNATURE                     TITLE



*                                 Director, President and Chief Executive
                                  Officer
- ------------------------------    (Principal Executive Officer)
Robert S. Boswell

*                                 Vice President and Chief Financial Officer
- ------------------------------    (Principal Financial Officer)
David H. Keyte


*                                 Controller
- ------------------------------    (Principal Accounting Officer)
Joan C. Sonnen


*                                 Director
- ------------------------------
Philip F. Anschutz


*                                 Director
- ------------------------------
William L. Britton


*                                 Director
- ------------------------------
Richard J. Callahan


*                                 Director
- ------------------------------
William L. Dorn


*                                 Director
- ------------------------------
Jordan L. Haines

*                                 Director
- ------------------------------
James H. Lee


*                                 Director
- ------------------------------
Craig D. Slater


*                                 Director
- ------------------------------
Drake S. Tempest


*                                 Director
- ------------------------------
Michael B. Yanney


*By: /s/DANIEL L. MC NAMARA
    --------------------------
    Daniel L. McNamara
    (as attorney-in-fact for each of the
    persons so indicated)

                                    EXHIBIT INDEX

Exhibit                         Description of Exhibit                Page
- -------                         ----------------------                ----

3.1.1    Restated Certificate of Incorporation of Forest Oil
         Corporation dated October 14, 1993, incorporated herein by reference to Exhibit 3(i) to Form 10-Q for Forest Oil
         Corporation for the quarter ended September 30, 1993 (File
         No. 0-4597).

3.1.2    Certificate of Amendment of the Restated Certificate of
         Incorporation dated as of July 20, 1995, incorporated herein by reference to Exhibit 3(i)(a) to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 1995
         (File No. 0-4597).

3.1.3    Certificate of Amendment of the Restated Certificate of
         Incorporation dated as of July 26, 1995, incorporated herein by reference to Exhibit 3(i)(b) to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 1995 (File
         No. 0-4597).

3.1.4    Certificate of Amendment of the Restated Certificate of
         Incorporation dated as of January 5, 1996, incorporated herein by reference to Exhibit 3(i)(c) to the Company's Registration Statement on Form S-2 (Registration No. 33-64949).

3.2.1 Restated By-Laws of Forest Oil Corporation as of May 9, 1990, Amendment No. 1 to By-Laws dated as of April 2, 1991, Amendment No. 2 to By-Laws dated as of May 8, 1991, Amendment No. 3 to By-Laws dated as of July 30, 1991, Amendment No. 4 to By-Laws dated as of January 17, 1992, Amendment No. 5 to By-Laws dated as of March 18, 1993 and Amendment No. 6 to By-Laws dated as of September 14, 1993, incorporated herein by reference to
         Exhibit 3(ii) to Form 10-Q for Forest Oil Corporation for the quarter ended September 30, 1993 (File No. 0-4597).

3.2.2 Amendment No. 7 to By-Laws dated as of December 3, 1993, incorporated herein by reference to Exhibit 3(ii)(a) to Form 10-K for Forest Oil Corporation for the year ended
         December 31, 1993 (File No. 0-4597).

3.2.3 Amendment No. 8 to By-Laws dated as of February 24, 1994, incorporated herein by reference to Exhibit 3(ii)(b) to Form 10-K for Forest Oil Corporation for the year ended
         December 31, 1993 (File No. 0-4597).

3.2.4 Amendment No. 9 to By-Laws dated as of May 15, 1995, incorporated herein by reference to Exhibit 3(ii)(c) to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 1995 (File No. 0-4597).

3.2.5 Amendment No. 10 to By-Laws dated as of July 27, 1995, incorporated herein by reference to Exhibit 3(ii)(d) to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 1995 (File No. 0-4597).

3.2.6 Rights Agreement between Forest Oil Corporation and Mellon Securities Trust Company, as Rights Agent dated as of October 14, 1993, incorporated herein by reference to Exhibit 4.3 to Form 10-Q for Forest Oil Corporation for the quarter ended September 30, 1993
         (File No. 0-4597).

*4.1     Forest Oil Corporation Stock Incentive Plan.

*5.1     Opinion of Daniel L. McNamara, Esq.

*23.1    Consent of KPMG Peat Marwick LLP.

*23.2    Consent of Price Waterhouse.

*24.1    Powers of Attorney.

- -----------------------------

*Filed herewith.